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                                                                    Exhibit 99.1

For more information contact:
Barbara Bolens (414) 438-6940

BRADY CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF $200 MILLION DEBT OFFERING

MILWAUKEE (February 16, 2006)--Brady Corporation (NYSE:BRC), a world leader in identification solutions, announced today that it has successfully completed the private placement of $200 million in ten-year notes at 5.3 percent to institutional investors. The notes will be amortized in equal installments over 7 years, beginning in 2010. Brady intends to use the net proceeds of the offering to finance previously announced acquisitions and future acquisitions, and for general corporate purposes. The sale was exempt from the registration requirements of the Securities Act of 1933. The notes will not be registered for resale and may not be resold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

      Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 300,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education and a variety of other industries. Brady is headquartered in Milwaukee and employs about 5,500 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 2005 sales were approximately $816 million. More information is available on the Internet at www.bradycorp.com.

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This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 - that is, statements related to future, not past events. In this context forward-looking statements often address our expected future business and financial performance, and often contain certain words such as "expect, anticipate, intend, plan, believe, seek, will, or may." Forward-looking statements by their nature address matters that are, to different degrees uncertain. For us, uncertainties arise from future financial performance of major markets we serve which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; future integration of and performance of acquired businesses; fluctuations in currency rates versus the US dollar; technology changes; interruptions to sources of supply; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature and those identified in reports we file with the SEC. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.